UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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Filed by a Party other than the Registrant       [_]

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[_]	Preliminary Proxy Statement
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[_]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to §240.14a-12

Parametric Sound Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-6 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

The following press release was issued by Parametric Sound Corporation (Parametric) on December 4, 2013, related to the Agreement and Plan of Merger dated August 5, 2013, among Parametric, VTB Holdings, Inc. (Turtle Beach) and Paris Acquisition Corp.

Parametric Sound to Present at the Wedbush California Dreamin’

Consumer Conference in New York on December 10, 2013

SAN DIEGO, California, December 4, 2013 – Parametric Sound Corporation (NASDAQ: PAMT), a leading innovator of audio products and solutions, today announced that Ken Potashner, Executive Chairman of Parametric Sound will present at the Wedbush 14th Annual California Dreamin’ Consumer Conference on Tuesday, December 10, 2013. As a result of the recently announced merger agreement between the Company and Turtle Beach, Juergen Stark, CEO of Turtle Beach, will also participate in the presentation. The conference is being held at the Le Parker Meridien Hotel in New York City. Parametric’s presentation is scheduled to begin at 1:55 p.m. Eastern Time.

A live and archived webcast of the presentation may be accessed on the investor relations section of Parametric’s website:

http://www.parametricsound.com/presentations.php

or at the following link:

http://wsw.com/webcast/wedbush26/PAMT

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company is targeting its technology for new uses in consumer markets including computers, video gaming, televisions, home audio and health care. For more information, visit www.parametricsound.com.

About Turtle Beach

Turtle Beach designs and markets premium audio peripherals for video game, personal computer, and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for PC and Mac, Nintendo, PlayStation and Xbox game consoles, including the next-generation Xbox One. According to the NPD Group, Turtle Beach manufactures the top five best-selling third-party gaming headsets of all time when ranked in dollar sales. The Ear Force X12 wired headset is the No. 1 best-selling third-party gaming headset of all time. Turtle Beach is the official audio provider for Major League Gaming, the world's largest eSports league, and Twitch, the world’s leading video platform and community for gamers. Turtle Beach, headquartered in Valhalla, New York, is majority owned by the Stripes Group, an entrepreneurial growth equity fund based in New York City, and is a brand of Voyetra Turtle Beach, Inc., which has been at the forefront of music and audio technology for more than three decades and is recognized as a pioneer of today’s PC audio industry. Turtle Beach and Ear Force are registered trademarks of Voyetra Turtle Beach, Inc. All other trademarks are property of their respective holders and are hereby acknowledged. For more information, visit www.turtlebeach.com.

Important Additional Information for Investors and Stockholders

This material is not a substitute for the definitive proxy statement that Parametric filed with the SEC on December 3, 2013 related to the proposed merger. Investors and security holders are urged to read the definitive proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety because they contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement is in the process of being sent to the stockholders of Parametric. Investors and security holders may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the definitive proxy statement and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150, Extension 509. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in the definitive proxy statement related to the proposed merger, which was filed with the SEC on December 3, 2013. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement (including any amendments or supplements).

CONTACT:

Tracy Neumann

888-HSS-2150, Ext. 509

tneumann@parametricsound.com

INVESTOR RELATIONS CONTACT:

Dave Mossberg

Three Part Advisors, LLC

(817) 310-0051

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